Exhibit 99.1

Magnolia Solar Further Progresses Antireflective Coatings Closer to Commercial Viability in Solar Power Market

Company Achieves High Quality 6-inch Growth of Nanostructured Antireflection (AR) Coatings on Glass

ALBANY, NY--(Market wire -01/30/2013)- Magnolia Solar Corporation (MGLT) ("Magnolia Solar" or the “Company”), developer of revolutionary thin-film solar cell technologies employing nanostructured materials and designs, announced today that its wholly owned subsidiary Magnolia Solar, Inc. achieved high quality 6-inch growth of nanostructured antireflection (AR) coatings on glass for solar cell applications. The Company believes this milestone brings this AR technology closer to commercial viability in the existing solar power market.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, "We are working with the College of Nanoscale Science and Engineering (CNSE) of the University at Albany through our research and development center located at the Albany NanoTech Complex to further improve the process and demonstrate this AR coating technology on high efficiency  solar cells. We are also grateful for support from New York State Energy Research and Development Authority (NYSERDA)."

Most silicon solar cells and many high efficiency thin film solar cells produced today measure approximately 4 inches. The Company believes that the ability to produce 6-inch and larger AR coatings is expected to be a major step toward market acceptance of this technology.

The Company's nanostructured AR coating seeks to maximize solar energy absorption over the complete solar spectrum covering UV, Visible and Infrared part of the solar energy. This approach minimizes the reflection losses to less than approximately 1% during peak sunlight hours. At large angles of incidence during morning and late afternoon hours, the reflection losses have been reduced from over 25% to less than 5%. The Company believes that utilization of their AR technology results in a significant improvement in the performance of solar panels at all relevant wavelengths. The Company believes that incorporating this technology can provide improvement over what is commerciallyavailable today by making the solar panels productive for several hours more each day.

Dr. Sood also stated, "The large area antireflection (AR) technology can increase the power output of any photovoltaic module, including crystalline silicon and thin-film technologies by reducing the reflection losses. Fixed, flat-plate solar cell modules typically suffer significant reductions in power output due to reflection off the front glass, most notably when light strikes the panel at glancing angles. Such reflection losses are especially severe early in morning and late in the afternoon when the sun is lower in the horizon. Reflection losses also occur throughout the day, particularly as diffused sunlight falls on a solar panel at glancing angles. We believe this patent-pending technology is superior to what is currently available in the market and has the potential to benefit a wide variety of specialized military and commercial applications. Magnolia Solar is currently focused on developing a larger scale process for the deposition of nanostructured optical coatings."

Dr. Pradeep Haldar, CNSE Vice President for Clean Energy Programs, said, “Fueled by the green energy blueprint and strategic investments of Governor Andrew Cuomo, the NanoCollege is pleased to partner with emerging high-tech companies like Magnolia Solar to enable advanced technologies that produce clean and sustainable sources of energy. This breakthrough demonstrates the promise and potential of Magnolia’s innovative solar cell technology, as well as CNSE’s ability to assist its corporate partners in accelerating technology development while reducing both cost and risk.”

Magnolia continues to make progress in further improving its AR coating technology for materials including Silicon, GaAs, and GaN and other materials of interest for solar cell applications. This nanostructured antireflection coating uses oblique angle nanostructure growth thereby enhancing the energy absorption and minimizing the reflection loss. The Company has filed multiple patents to protect its intellectual property and continues to add to the patents.

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs. Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia's exclusive material structures with advanced optical coatings. Magnolia's patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt. Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, YouTube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

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Email: info@magnoliasolar.com